UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Zevra Therapeutics, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On March 7, 2023, Zevra Therapeutics, Inc. (the “Company”) held a conference call and live audio webcast with slide presentation to discuss its financial results and corporate updates. During the call, management referred to the election of directors at the Company’s 2023 Annual Meeting of Stockholders. A partial transcript showing these remarks made by Richard W. Pascoe, the Company’s Chief Executive Officer and a member of the Company’s board of directors, is provided below:

Before we open the call for questions, I want to briefly address the alternative slate of 3 director candidates proposed by one of our shareholders.

Zevra Board believes that electing any of these candidates would diminish the overall quality of and experience represented on the Board. By contrast, the 3 incumbent directors collectively bring decades of biotech and pharmaceutical experiences both the senior executives and as public company Board members. Their backgrounds cover a range of relevant areas, including drug development, medical, finance, business development and commercialization, all of which are essential to driving continued momentum and shareholder value as we execute our transformative growth strategy.

Your Board regularly seeks to maintain open communication with our shareholders and values constructive input. In fact, many of the changes I discussed on this call today are in direct response to feedback received from our shareholders. We heard you loud and clear that you want to change that you value revenue and that you wanted the Board and management to be bold. We heeded that call. We took a hard look at our organizational strengths, we invested in a better understanding of where and how to invest the resources entrusted to us by our shareholders. We continue to leverage the team that got us to higher ground, and we added new talent where needed. We undertook an ongoing Board refreshment program to bring new and critical thinking to the boardroom, and we focused on creating value to the commercialization of rare novel disease products in areas of significant unmet need.

I believe that today, the company is in the strongest position to succeed at any time in its history. And I'm so excited for our future as a company and what we aim to accomplish for patients and shareholders alike. Thank you for your continued support as we work to transform lives with new therapies for rare diseases with limited or no treatment options. Please note that we will not be commenting further on the proxy matter during the Q&A, and I would appreciate it if you would keep your questions directed to our performance, results and strategy..

Additional Information and Where to Find It

Zevra has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for Zevra’s 2023 Annual Meeting of Stockholders. This communication is not a substitute for any proxy statement or other document that Zevra may file with the SEC in connection with any solicitation by Zevra.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY ZEVRA AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION.

Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Zevra free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Zevra are also available free of charge by accessing Zevra’s website at www.zevra.com.

Participants in the Solicitation

This communication is neither a solicitation of a proxy or consent nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Zevra, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Zevra. Information about Zevra’s executive officers and directors is available in Zevra’s preliminary proxy statement, as amended, for the 2023 Annual Meeting of Stockholders, which was filed with the SEC on March 6, 2023. The preliminary proxy statement is available free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed by Zevra are also available free of charge by accessing Zevra’s website at www.zevra.com.